Exhibit 99(e)(9)

AMENDMENT NO. 2
TO
FIRST AMENDED AND RESTATED CONSULTING AGREEMENT

        This AMENDMENT NO. 2, effective as of November 19, 2002, between Media Drop-In Productions, Inc., a Delaware corporation ("MDI"), 1010 Productions, Inc. ("Consultant"), and MDI Entertainment, Inc., a Delaware corporation ("Guarantor").

        WHEREAS, the parties to this Amendment No. 2 are parties to that certain First Amended and Restated Consulting Agreement, dated March 1997, as amended by Amendment No. 1 effective as of January 1, 2001, between MDI and Consultant (the "Consulting Agreement"); and

        WHEREAS, the parties desire to amend Section 8 and Section 12 of the Consulting Agreement.

        NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereby agree:

          1.    Section 8(c) of the Consulting Agreement is hereby amended by deleting it in its entirety.

          2.    Section 12(c) of the Consulting Agreement is hereby amended by deleting it in its entirety and inserting in its place the following:

    "This Agreement may not be assigned, sold or otherwise conveyed by Consultant without the express written consent of MDI."

          3.    The parties hereby acknowledge that neither Consultant, MDI or Guarantor is in default, as of the date first above written, under any of the terms or provisions of the Consulting Agreement, and the Consulting Agreement, as of the date first written above, is in full force and effect and, has not been modified or amended in any respect whatsoever (except as expressly identified above), and constitutes the complete agreement between Consultant, MDI and Guarantor. Furthermore, Consultant hereby consents to the assignment of the Consulting Agreement from MDI to Scientific Games International, Inc. or any of its affiliates ("Scientific Games") and agree to the substitution of Scientific Games in the place of MDI under the Consulting Agreement and acknowledge that Scientific Games shall have the rights of MDI thereunder, as if Scientific Games had been the original contracting party thereunder.

          3.    This Amendment No. 2 constitutes the entire agreement and supercedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Except as expressly provided herein, the Consulting Agreement and the rights and obligations of the parties thereunder remain in full force and effect without modification or alteration.

          4.    This Amendment No. 2 may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

        IN WITNESS WHEREOF, this Amendment No. 2 has been duly executed and delivered as of the date first above written.

MEDIA DROP-IN PRODUCTIONS, INC.
By:	/s/ STEVEN M. SAFERIN Steven M. Saferin, President
1010 PRODUCTIONS, INC.
By:	/s/ LINDA KESTERSON-SAFERIN Linda Kesterson-Saferin, President
MDI ENTERTAINMENT, INC., as Guarantor
By:	/s/ STEVEN M. SAFERIN Steven M. Saferin, President